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                                                                    EXHIBIT 10.3



                                   AGREEMENT

     This AGREEMENT (the "Agreement") is made as of February 10, 1999, between Argosy Education Group, Inc., an Illinois corporation (the "Company") and Michael C. Markovitz (the "Shareholder").

     WHEREAS, the Company has previously elected to be treated as an S Corporation (as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"));

     WHEREAS, the Shareholder and the Company acknowledge that such S Corporation Election will terminate (the "Termination") prior to completion of a public offering at the Company's stock (the "Initial Public Offering") by reason of the company ceasing to be a Small Business Corporation (as defined in Section 1361 of the Code);

     NOW THEREFORE, the parties hereto agree as follows:

1.   Payment of Taxes.

     (a) The Shareholder agrees to pay all federal, state and local income taxes payable with respect to the income of the Company (other than those taxes described in subparagraph 1(b) below) for all taxable years ending with or prior to the Termination; provided, however, that if and to the extent that an adjustment is made (as a result of a final determination made by a competent tax authority) to the Company's taxable income for any taxable period ending with or prior to the Termination which results in (i) an increase in income taxes payable by the Shareholder for any period for which the Shareholder is required to report income of the Company for a period of the Company ending with or prior to the Termination and (ii) a tax credit or a decrease in taxable income of the Company or any other item which would reduce the income taxes otherwise payable by the Company for any period following the Termination, then the Company shall promptly make a payment (the "Company Payment") to the Shareholder in an amount equal to the present value of the sum (the "Tax Benefits") of (x) such decrease in taxable income multiplied by the then applicable corporate tax rate, plus (y) the amount of such tax credits, plus (z) the amount of any tax savings which would be caused by any such other item which will be realized by the Company, calculated by discounting the Tax Benefits utilizing a discount rate equal to the Applicable Federal Rate ("AFR") (as defined in Section 1274(d) of the Code) which corresponds to the period over which the Tax Benefits will be realized; provided, however, that if and to the extent that such Tax Benefit is not actually realized by the Company during the period in which such Tax Benefit (or portion thereof) was assumed to be realized for purposes of calculating the Company Payment, then the Shareholder shall promptly make a payment (the "Shareholder Payment") to the Company equal to the portion of the Tax Benefit which is not actually realized by the Company, together with interest thereon, at the

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          AFR in effect as of the Assumed Tax Benefit Date (as defined below), for the period from the date as of which such Tax Benefit (or portion thereof) was assumed to be realized for purposes of calculating the Company Payment (the "Assumed Tax Benefit Date") to the date of such Shareholder Payment. The Shareholder agrees to indemnify the Company for any federal and state taxes (including penalties and interest, if any) payable by the Company as a result of the Company not qualifying as a Small Business Corporation (as defined in Section 1361 of the Code) for any period ending with or prior to the Termination.

     (b) Pro Rata Allocation of S Corporation Items. The Shareholder and the Company acknowledge that the Company's items of income, loss, deduction, or credit described in Section 1366(a)(1)(A) of the Code, and the amount of the Company's nonseparately computed income or loss for the taxable year in which the S Corporation election is terminated, shall be allocated between the "short S year" and the "short C year" (as those terms are defined in Section 1362(e)(2) of the Code) (in which items of taxable income and loss are allocated on a pro rata basis between the pre- and post-termination short tax years) or Section 1362(e)(3) of the Code (upon consent of all of the Company's shareholders during the S short tax year and all the shareholders on the first day of the C short tax year, the books are cutoff at the date of termination, i.e., items of taxable income and loss are not allocated pro rata between the short tax years).

2. Special Dividend. The Shareholder and the Company agree that the dividend to be paid to the Shareholder prior to the Initial Public Offering (the "Special Dividend") is intended to be equal to the Company's retained earnings. The retained earnings shall be determined by the Company's accountants according to the financial statements as of the end of the final S corporation tax year.

3. Termination. This Agreement shall terminate and no longer be of any force or effect upon the agreement of the parties or if the Company shall not have consummated an initial public offering by April 1, 1999, unless extended.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                        ARGOSY EDUCATION GROUP, INC.



                                        By: /s/ Harold O'Donnell
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                                        Its: President
                                             -----------------------------------

                                        /s/ Michael C. Markovitz
                                        ----------------------------------------
                                        Michael C. Markovitz